As filed with the Securities and Exchange Commission on May 16, 2002

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              TRAILER BRIDGE, INC.
             (Exact Name of registrant as specified in its charter)

                 Delaware                              13-3617986
(State or other jurisdiction                (I.R.S. Employer Identification No.)
    of incorporation)

              10405 New Berlin Road E., Jacksonville, Florida 32226
               (Address of principal executive offices) (zip code)

                              TRAILER BRIDGE, INC.
                              STOCK INCENTIVE PLAN
                                       and
                              TRAILER BRIDGE, INC.
                              NON-EMPLOYEE DIRECTOR
                              STOCK INCENTIVE PLAN
                            (Full title of the Plan)

                                 John D. McCown
                      Chairman and Chief Executive Officer
                              Trailer Bridge, Inc.
                            10405 New Berlin Road E.
                           Jacksonville, Florida 32226
                     (Name and address of agent for service)

                                 (904) 751-7100
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                              Linda Y. Kelso, Esq.
                                 Foley & Lardner
                                200 Laura Street
                           Jacksonville, Florida 32202
                                 (904) 359-2000


                         Calculation of Registration Fee
-------------------------------------------------------------------------------------------------------------------
        Title of each                                     Proposed             Proposed
          class of                                        Maximum               maximum
      securities to be            Amount to be         offering price          aggregate            Amount of
         registered               registered(1)         per share(2)       offering price(2)   registration fee(2)
-------------------------------------------------------------------------------------------------------------------
        Common Stock,           1,350,000 shares           10.00              $7,253,208             $667.30
       $0.01 par value
-------------------------------------------------------------------------------------------------------------------

(1) Plus an indeterminate number of shares which may be issued as a result of anti-dilution provisions contained in the Plan.

(2) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, the amounts shown are based on 490,500 shares subject to outstanding options having an exercise price of $10.00 per share, 179,900 shares subject to outstanding options having an exercise price of $2.25 per share, 368,410 shares subject to outstanding options having an exercise price of $2.843 per share, 302,000 shares subject to outstanding options having an exercise price of $2.88 per share and 9,190 shares reserved for future grants under the plans, the registration fee for which has been calculated on the basis of the average of the bid and asked prices of the registrant's Common Stock as reported on the Nasdaq National Market on May 10, 2002.

                                     PART II
                                     -------

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT
                 ----------------------------------------------


Item 1.  Incorporation of Documents by Reference.

         The following documents filed by the registrant with the Securities and Exchange Commission are hereby incorporated herein by reference (Commission File No. 0-22837):

         (a) The registrant's Annual Report on Form 10-K for the year ended December 31, 2001;

         (b) The registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

         (c)    The registrant's Current Report on Form 8-K filed April 8, 2002;

         (d) The description of the registrant's Common Stock, par value $0.01 per share, set forth under the caption "Description of Registrant's Securities to be Registered" in the Company's Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934; and

         All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 2.  Description of Securities.

         Not Applicable.

Item 3.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 4.  Indemnification of Directors and Officers.

         The Delaware General Corporation Law (the "Delaware Act") permits a Delaware corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

         The registrant's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the registrant may indemnify directors and officers to the fullest extent now or hereafter permitted by the Delaware Act. In addition, the registrant has entered into Indemnification Agreements with its directors and executive officers in which the registrant has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Delaware Act.

         The indemnification provided by the Delaware Act and the registrant's Amended and Restated Bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

         The registrant may obtain a liability insurance policy for its directors and officers as permitted by the Delaware Act which may extend to, among other things, liability arising under the Securities Act of 1933, as amended (the "Securities Act").

Item 5.  Exemption from Registration Claimed.

         Not Applicable.

Item 6.  Exhibits.

      * 4A.       Trailer Bridge, Inc. Stock Incentive Plan

      * 4B.       Form of Option Award Agreement

      **4C.       Amendment No. 1 Trailer Bridge, Inc. Stock Incentive Plan

      **4D.       Trailer Bridge, Inc. Non-Employee Director Stock Incentive
                  Plan

        5. Opinion of Foley & Lardner as to the legality of the securities to be issued

       23A.       Consent of Foley & Lardner (included in Opinion filed as
                  Exhibit 5)

       23B.       Consent of Deloitte & Touche, LLP

       * Filed as an exhibit to the registrant's Form S-1 (Registration No. 333-28221) and incorporated herein by reference.

       ** Filed as an exhibit to the registrant's Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.

Item 7.  Undertakings

         The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Articles of Incorporation or Bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by the director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 16, 2002.

                                       TRAILER BRIDGE, INC.


                                       By    /s/ John D. McCown
                                         ---------------------------------------
                                           John D. McCown, Chairman of the
                                           Board and Chief Executive Officer


                            SPECIAL POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints John D. McCown, Ralph W. Heim and William G. Gotimer, Jr., and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any amendment or registration statement filed pursuant to Rule 462, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date:  May 16, 2002                    /s/ John D. McCown
                                       -----------------------------------------
                                       John D. McCown, Chairman of the Board and
                                       Chief Executive Officer
                                       (Principal Executive Officer)


Date:  May 16, 2002                    /s/ Mark A. Tanner
                                       -----------------------------------------
                                       Mark A. Tanner, Vice President-
                                       Administration and Chief Financial
                                       Officer
                                       (Principal Financial and Accounting
                                       Officer)

Date:  May 16, 2002                    /s/ William G. Gotimer, Jr.
                                       -----------------------------------------
                                       William G. Gotimer, Jr., Director


Date:  May 16, 2002                    /s/ Nickel van Reesema
                                       -----------------------------------------
                                       Nickel van Reesema, Director


Date:  ___________, 2002
                                       -----------------------------------------
                                       Artis E. James, Director


Date:  May 16, 2002                    /s/ Peter S. Shaerf
                                       -----------------------------------------
                                       Peter S. Shaerf, Director

                                  EXHIBIT INDEX


      * 4A.       Trailer Bridge, Inc. Stock Incentive Plan

      * 4B.       Form of Option Award Agreement

      **4C.       Amendment No. 1 Trailer Bridge, Inc. Stock Incentive Plan

      **4D.       Trailer Bridge, Inc. Non-Employee Director Stock Incentive
                  Plan

        5. Opinion of Foley & Lardner as to the legality of the securities to be issued

       23A.       Consent of Foley & Lardner (included in Opinion filed as
                  Exhibit 5)

       23B.       Consent of Deloitte & Touche, LLP

       * Filed as an exhibit to the registrant's Form S-1 (Registration No. 333-28221) and incorporated herein by reference.

       ** Filed as an exhibit to the registrant's Form 10-K for the year ended December 31, 2000 and incorporated herein by reference.





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